NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Third Quarter 2015 Earnings
	Net income of $1.35 million or $0.36 per diluted share for the quarter
	Net loans increased 6.82% compared with third quarter 2014
	Transaction deposits increased $17.5 million to $308.1 million from third quarter 2014
WARRENTON, VA., November 2, 2015 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $1.35 million for the third quarter of 2015 compared with $1.42 million for the third quarter of 2014.  Basic and diluted earnings per share were $0.36 and $0.38 for the three months ended September 30, 2015 and September 30, 2014, respectively.  Net income for the first nine months of 2015 was $3.14 million compared with $3.65 million for the same period of 2014.  For the nine months ended September 30, 2015, basic and diluted earnings per share were $0.84 compared with $0.98 for the same period in 2014.
Randy K. Ferrell, President and CEO, said, "Over the last twelve months, we have seen net growth of 6.82% in our loan portfolio. Additionally, our core transaction deposits, which fund our loan growth, have grown 6.02% over the last twelve months. These have been the primary generators of the improved net interest income and net interest margin measures."
Return on average assets was 0.90% and return on average equity was 9.40% for the third quarter of 2015 compared with 0.95% and 10.43%, respectively, for the third quarter of 2014. For the nine month period ended September 30, 2015, Fauquier Bankshares' return on average assets was 0.70% and return on average equity was 7.47%, compared with 0.82% and 9.21%, respectively, for the nine month period ended September 30, 2014.
Net interest margin was 3.69% in the third quarter of 2015 compared with 3.58% for the same period in 2014.  Net interest income for the third quarter of 2015 was $5.01 million compared with $4.89 million for the same period in 2014. Net interest margin was 3.63% for the first nine months of 2015 compared with 3.58% for the same period in 2014.  Net interest income for the first nine months of 2015 was $14.73 million compared with $14.57 million for the same period in 2014.
Nonperforming assets were $3.83 million or 0.64% of period end total assets on September 30, 2015, compared with $3.64 million or 0.62% of period end total assets on September 30, 2014. Included in nonperforming assets on September 30, 2015 were $2.31 million of nonperforming loans and $1.52 million of other real estate owned. Net loan charge-offs for the first nine months of 2015 were $815,000, or 0.18% of average loans, compared with $72,000, or 0.02% of average loans for the same period in 2014.
The provision for loan losses for the third quarter and first nine months of 2015 were $100,000 and $200,000, respectively, compared with no provision for loan losses recorded for the same periods in 2014. The allowance for loan losses was $4.78 million or 1.03% of total loans on September 30, 2015 compared with $6.60 million or 1.51% on September 30, 2014.
Noninterest income decreased $50,000 to $1.88 million in the third quarter 2015 compared with $1.93 million in the same quarter in 2014. In the third quarter of 2015 noninterest income included the receipt of approximately $433,000 in tax-free death benefit in excess of surrender value related to bank-owned life insurance ("BOLI") compared with the receipt of approximately $300,000 in tax-free death benefit in excess of surrender value related to BOLI in third quarter 2014. Additionally, during the quarter $155,000 of passive tax losses on low income housing funds were recognized while in third quarter 2014 no passive losses were recognized.
Noninterest expense for the third quarter 2015 increased $190,000 to $5.21 million compared with $5.02 million for the third quarter 2015. Noninterest expense for the first nine months of 2015 was $15.6 million compared with $14.9 million for the first nine months of 2014.
Total assets were $594.2 million on September 30, 2015 compared with $588.2 million on September 30, 2014.  Total loans, net were $460.7 million on September 30, 2015 compared with $431.3 million on September 30, 2014.  Total deposits were $511.1 million on September 30, 2015 compared with $507.8 million on September 30, 2014. Transaction deposits (Demand and NOW accounts) increased $17.5 million to $308.1 million on September 30, 2015, representing 60.3% of total deposits, compared with $290.6 million on September 30, 2014.
Shareholders' equity increased $2.5 million to $57.1 million on September 30, 2015 compared with $54.6 million on September 30, 2014.  The book value of FBSS stock was $15.24 per common share as of September 30, 2015.  Fauquier Bankshares' stock price closed at $15.00 per share on October 30, 2015.
On January 1, 2015, new minimum capital requirements became effective as part of the Basel III regulatory capital reforms. On September 30, 2015, the Bank's leverage ratio was 9.98% and the Bank's common equity tier 1 capital ratio was 12.05%. The Bank's tier 1 and total risk-based ratios were 12.05% and 13.02%, respectively, on September 30, 2015. The Bank exceeds all fully phased-in capital requirements of Basel III (effective January 1, 2015 with the fully phased-in requirements effective January 1, 2019) on September 30, 2015.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at tfb.bank or by calling (800) 638-3798.
This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management uses these "non-GAAP" measures in their analysis of the Corporation's performance.  The Company's management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company's management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015		Dec. 31, 2014	Sep. 30, 2014

EARNINGS STATEMENT DATA:
Interest income	$5,460	$5,425	$5,373		$5,422	$5,526
Interest expense	448	516	560		621	635
Net interest income	5,012	4,909	4,813		4,801	4,891
Provision for loan losses	100	100	-		-	-
Net interest income after provision for loan losses	4,912	4,809	4,813	,	4,801	4,891
Noninterest income	1,884	1,695	1,276		1,572	1,930
Noninterest expense	5,212	5,150	5,215		4,952	5,021
Income (loss) before income taxes	1,584	1,354	874		1,421	1,800
Income taxes	238	305	131		269	378
Net income (loss)	$1,346	$1,049	$743		$1,152	$1,422

PER SHARE DATA:
Net income per share, basic	$0.36	$0.28	$0.20		$0.31	$0.38
Net income per share, diluted	$0.36	$0.28	$0.20		$0.30	$0.38
Cash dividends	$0.12	$0.12	$0.12		$0.17	$0.12
Average basic shares outstanding	3,744,562	3,744,562	3,737,111		3,730,877	3,730,877
Average diluted shares outstanding	3,764,416	3,761,545	3,751,222		3,754,334	3,751,316
Book value at period end	$15.24	$14.98	$14.87		$14.78	$14.62
BALANCE SHEET DATA:
Total assets	$594,204	$597,792	$597,384		$606,286	$588,200
Loans, net	460,705	447,344	439,318		435,070	431,278
Investment securities	56,790	58,764	57,038		58,700	56,496
Deposits	511,081	516,248	516,157		525,215	507,819
Transaction accounts (Demand & interest checking accounts)	308,060	315,347	303,320		310,342	290,603
Shareholders' equity	57,083	56,079	55,688		55,157	54,560
PERFORMANCE RATIOS:
Net interest margin(1)	3.69%	3.62%	3.59%		3.47%	3.58%
Return on average assets	0.90%	0.70%	0.50%		0.76%	0.95%
Return on average equity	9.40%	7.51%	5.42%		8.33%	10.43%
Efficiency ratio(2)	72.73%	76.74%	84.18%		76.42%	70.87%
Yield on earning assets	4.02%	4.00%	4.01%		3.91%	4.04%
Cost of interest bearing liabilities	0.41%	0.47%	0.51%		0.55%	0.57%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014
ASSET QUALITY RATIOS:
Nonperforming loans	$2,305	$876	$1,593	$1,227	$2,233
Other real estate owned	1,524	1,871	1,406	1,406	1,406
Total nonperforming assets	3,829	2,747	2,999	2,633	3,639
Restructured loans still accruing	5,220	6,731	7,402	7,431	8,323
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	2,907	3,173	2,721	4,551	4,059
Other loans past due 90 or more days and still accruing	-	85	2	-	-
Total nonperforming and other risk assets	$11,956	$12,736	$13,124	$14,615	$16,021

Nonperforming loans to total loans, period end	0.50%	0.19%	0.36%	0.28%	0.51%
Nonperforming assets to period end total assets	0.64%	0.46%	0.50%	0.43%	0.62%
Allowance for loan losses	$4,776	$4,684	$5,386	$5,391	$6,595
Allowance for loan losses to period end loans	1.03%	1.04%	1.21%	1.22%	1.51%
Allowance for loan losses as percentage of nonperforming loans, period end	207.2%	534.7%	338.1%	439.4%	295.3%
Net loan charge-offs (recoveries) for the quarter	$8	$802	$5	$1,204	$158
Net loan charge-offs (recoveries) to average loans	0.00%	0.18%	0.00%	0.28%	0.04%

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.98%*	9.75%*	9.65%*	9.48%	9.52%
Common equity tier 1 capital ratio (Bank only)	12.05%*	12.01%*	12.23%*	NA	NA
Tier 1 risk-based capital ratio (Bank only)	12.05%*	12.01%*	12.23%*	12.84%	12.87%
Total risk-based capital ratio (Bank only)	13.02%*	12.98%*	13.38%*	14.05%	14.13%
Tangible equity to total assets (Consolidated Company)	9.61%	9.38%	9.32%	9.10%	9.28%

*Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1. 2019m the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conversation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total of 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conversation buffer" of 2.5% for a total of 10.5%.

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Nine Month Periods Ended,
	Sep. 30, 2015	Sep. 30, 2014
EARNINGS STATEMENT DATA:
Interest income	$16,258	$16,513
Interest expense	1,524	1,943
Net interest income	14,734	14,570
Provision for loan losses	200	-
Net interest income after
provision for loan losses	14,534	14,570
Noninterest income	4,855	5,050
Noninterest expense	15,577	14,855
Income before income taxes	3,812	4,765
Income taxes	674	1,111
Net income	$3,138	$3,654

PER SHARE DATA:
Net income per share, basic	$0.84	$0.98
Net income per share, diluted	$0.84	$0.98
Cash dividends	$0.36	$0.36
Average basic shares outstanding	3,742,106	3,727,453
Average diluted shares outstanding	3,759,089	3,744,875

PERFORMANCE RATIOS:
Net interest margin(1)	3.63%	3.58%
Return on average assets	0.70%	0.82%
Return on average equity	7.47%	9.21%
Efficiency ratio(2)	72.73%	74.49%

Net loan charge-offs	$815	$72
Net loan charge-offs to average loans	0.18%	0.02%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.